                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                                 VeriSign, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92343E 10 2
                  --------------------------------------------
                                 (CUSIP Number)

                                January 29, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[ ]      Rule 13d-1(c)

[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92343E 10 2                                        Page 2 of 8 Pages
          -----------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Security Dynamics Technologies, Inc.
        04-2916506
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [ ]
        Not Applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0 shares
                           -----------------------------------------------------
         NUMBER OF          6      SHARED VOTING POWER
          SHARES
       BENEFICIALLY                3,611,591 shares
         OWNED BY          -----------------------------------------------------
           EACH             7      SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   0 shares
           WITH            -----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                   3,611,591 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,611,591 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING

        CO
--------------------------------------------------------------------------------

CUSIP No. 92343E 10 2                                        Page 3 of 8 Pages
          -----------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RSA Data Security, Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [ ]
        Not Applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0 shares
                           -----------------------------------------------------
         NUMBER OF          6      SHARED VOTING POWER
          SHARES
       BENEFICIALLY                3,114,500 shares
         OWNED BY          -----------------------------------------------------
           EACH             7      SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   0 shares
           WITH            -----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                   3,114,500 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,114,500 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING

        CO
--------------------------------------------------------------------------------

CUSIP No. 92343E 10 2                                        Page 4 of 8 Pages
          -----------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SD Investments Corp.
        04-3327982
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [ ]
        Not Applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0 shares
                           -----------------------------------------------------
         NUMBER OF          6      SHARED VOTING POWER
          SHARES
       BENEFICIALLY                3,114,500 shares
         OWNED BY          -----------------------------------------------------
           EACH             7      SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   0 shares
           WITH            -----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                   3,114,500 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,114,500 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING

        CO
--------------------------------------------------------------------------------

CUSIP No. 92343E 10 2                                        Page 5 of 8 Pages
          -----------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SD Securities Corp.
        04-3138192
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [ ]
        Not Applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0 shares
                           -----------------------------------------------------
         NUMBER OF          6      SHARED VOTING POWER
          SHARES
       BENEFICIALLY                497,091 shares
         OWNED BY          -----------------------------------------------------
           EACH             7      SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   0 shares
           WITH            -----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                   497,091 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        497,091 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING

        CO
--------------------------------------------------------------------------------

CUSIP No. 92343E 10 2                                        Page 6 of 8 Pages
          -----------

Item 1(a).        Name of Issuer:
---------         --------------

                  VeriSign, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
---------         -----------------------------------------------

                  1390 Shorebird Way
                  Mountain View, CA  94043-1338

Item 2(a).        Name of Persons Filing:
---------         ----------------------

                  Security Dynamics Technologies, Inc. ("SDTI")
                  RSA Data Security, Inc. ("RSA")
                  SD Investments Corp. ("SD Investments")
                  SD Securities Corp. ("SD Securities")

                  SDTI is the sole stockholder of each of RSA and SD Securities. RSA is the sole stockholder of SD Investments.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
---------         -----------------------------------------------------------

                  The address of the principal business office of each of SDTI, RSA, SD Investments and SD Securities is:

                  36 Crosby Drive
                  Bedford, MA  01730

Item 2(c).        Citizenship:
---------         -----------

                  SDTI and RSA are Delaware corporations.
                  SD Investments and SD Securities are Massachusetts corporations.

Item 2(d).        Title of Class of Securities:
---------         ----------------------------

                  Common Stock, $.001 par value per share

Item 2(e).        Cusip Number:
---------         ------------

                  CUSIP No. 92343E 10 2

Item 3.
------

                  Not Applicable

CUSIP No. 92343E 10 2                                        Page 7 of 8 Pages
          -----------

Item 4.      Ownership.
------       ---------
                                                                                SD                  SD
                                           SDTI              RSA            INVESTMENTS         SECURITIES
                                           ----              ---            -----------         ----------
(a)      Amount Beneficially
         Owned:                           3,611,591        3,114,500          3,114,500            497,091

(b)      Percent of Class:                  15.7%            13.5%              13.5%               2.2%

(c)      Number of Shares as to
         Which Such Person Has:

   (i)   sole power to vote or to
         direct the vote:                     0                0                  0                   0

   (ii)  shared power to vote or to
         direct the vote:                 3,611,591        3,114,500          3,114,500            497,091

   (iii) sole power to dispose or to
         direct the disposition of:           0                0                  0                   0

   (iv)  shared power to dispose or
         to direct the disposition of:    3,611,591        3,114,500          3,114,500            497,091

Item 5.   Ownership of Five Percent or Less of a Class.
------    --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.
------    ---------------------------------------------------------------

          Not Applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company.
          --------------------------------------------------------

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.
------    ---------------------------------------------------------

          Not Applicable

Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Not Applicable

Item 10.  Certifications.
-------   --------------

          Not Applicable

CUSIP No. 92343E 10 2                                        Page 8 of 8 Pages
          -----------

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 1, 1999                  SECURITY DYNAMICS TECHNOLOGIES, INC.



                                        By:  /s/ Arthur W. Coviello, Jr.
                                            ----------------------------------
                                            Arthur W. Coviello, Jr.
                                            Executive Vice President and
                                            Chief Operating Officer



Date: February 1, 1999                  RSA DATA SECURITY, INC.



                                        By:  /s/ Arthur W. Coviello, Jr.
                                            ----------------------------------
                                            Arthur W. Coviello, Jr.
                                            Treasurer



Date: February 1, 1999                  SD INVESTMENTS CORP.



                                        By:  /s/ Arthur W. Coviello, Jr.
                                            ----------------------------------
                                            Arthur W. Coviello, Jr.
                                            Treasurer



Date: February 1, 1999                  SD SECURITIES CORP.



                                        By:  /s/ Arthur W. Coviello, Jr.
                                            ----------------------------------
                                            Arthur W. Coviello, Jr.
                                            Treasurer